News Release

For Immediate Release:	For More Information,
September 13, 2024	Contact: Hillary Kestler
704-644-4137

First Bancorp Announces Cash Dividend

Southern Pines, NC, September 13, 2024 - The Board of Directors of First Bancorp (NASDAQ: FBNC) (the “Company”), the parent company of First Bank, has declared a cash dividend on its common stock of $0.22 per share payable on October 25, 2024 to shareholders of record as of September 30, 2024.

Richard Moore, Chief Executive Officer of First Bancorp, stated, “Our company had a strong performance during the second quarter of 2024 with improved liquidity, solid capital growth and continued strong credit quality. We are pleased that our financial performance and capital position allow us to continue distributing the level of cash dividend providing our shareholders with a valuable return on their investments.”

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of $12.1 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 113 branches in North Carolina and South Carolina. Since 1935, First Bank has taken a tailored approach to banking, combining best-in-class financial solutions, helpful local expertise, and technology to manage a home or business. First Bank also provides SBA loans to customers through its nationwide network of lenders.

Please visit our website at www.LocalFirstBank.com for more information.

First Bancorp's common stock is traded on The NASDAQ Global Select Market under the symbol "FBNC." Member FDIC, Equal Housing Lender.